Exhibit 10.3

Discovery Communications

International Relocation Benefits

International Relocation
Effective June 1, 2017

Permanent Relocation
Core Benefits include:
Immigration
Eligible Dependents May Accompany You
Transportation To Destination & Excess Baggage
Air Shipment of Personal Belongings & Household Goods
Corporate Housing - Furnished accommodation upon arrival for up to 60 days
Destination Services - Help setting up your life: finding a home, schools and even the little things like getting your mail forwarded!
Miscellaneous Expense Allowance (MEA) - Fixed lump sum to help defray expenses outside the relocation package
Tax Counseling, Tax Services & Tax Assistance - Limited to assignment-related benefits only
FLEXIBLE BENEFITS AVAILABLE such as:	Pre-Acceptance and Home Finding trips Language and Cultural training Spousal Assistance

International Permanent Relocation

Table of Contents

Table of Contents	3
Introduction	5
How to Use This Guide	5
International Relocation Counselor	5
Planning	6
Defining your Benefit	7
Your Benefit Package	7
Counting Years of Prior Service for Current Company Employees	7
General Terms and Conditions	8
Eligibility	8
Eligible Dependents	8
Confidentiality	8
Personal Data Protection	9
Interpretation & Changes in Benefits	9
Effective Date	9
Assignment/Transfer Effective Date	9
Exceptions	9
Letter of Understanding	9
Relocation Repayment Agreement	10
Acknowledgement of Notice of Impact Statement	10
Compensation & Benefits	10
Compensation, Benefits, Vacation, Social Security, Retirement, and Company Holidays	10
Healthcare Coverage	10
Business Travel	11
Move Days	11
Core Relocation Benefits	12
Expense Reimbursement Benefit	12
Visa, Immigration, and Inoculations Benefits	13
Travel Benefits	14
Company Travel Services	14
Assignment Trip/Final Trip	14
Temporary Living Pre-Departure & Post-Arrival	15
Corporate Housing	15
Short-Stay Accommodations	15
Furniture Rental Option	15
Interim Transportation Pre-Departure & Post-Arrival	15
Moving Household Goods	16
Air Shipment of Personal Goods	16
Shipping Household Goods	16
Furniture Allowance in Lieu of Shipment of Household Goods Option	17
Surface Shipment in Lieu of Air Shipment Option	17

International Permanent Relocation

In-Transit Storage	17
Destination Services Benefits	17
Home-Finding & Settling-In Services Program	17
Mail Forwarding Service	18
Miscellaneous Expense Allowance (MEA)	18
Tax Benefits	19
Tax Counseling/Tax Return Preparation	19
Tax Gross-Up Benefit	19
IRS Code Section 409A Compliance	20
Flexible Benefits	21
Pre-Acceptance Trip	21
Home-Finding Trip	21
Lease Breakage	22
Loss on Sale of Vehicle	22
Cultural Training	22
Language Training	22
Spouse or Partner Career Counseling	22
School Search for Accompanying Dependents	22
Resignation & Termination	23
Voluntary Resignation Personal Hardship	23
Voluntary Resignation	23
Involuntary Termination Not for Cause	23
Termination for Cause	24
Definitions	25

International Permanent Relocation

Introduction
Congratulations! You are off on an exciting adventure and we want to help prepare you for what’s ahead. This guide is designed to educate you about benefits to offset some of your expenses associated with your assignment or relocation. Please be aware that the guide provides a general summary of benefits. A more complete description of your benefits and the terms under which they are provided will be in a Letter of Understanding, specifically drafted for you.

We want you to feel supported, inspired and motivated to perform at your best – because it’s only together that we can ignite curiosity in audiences in every corner of the globe.

There are numerous personal, legal and tax issues that may need to be considered with this amazing opportunity. Making well-informed decisions requires an understanding of your benefits and your role in the process.

This guide is an explanation of benefits related to assignments and relocation; it is not an employment offer or employment contract or a guarantee of continued employment. The Company’s decisions regarding the application and interpretation of the relocation benefits are final and the Company reserves the right to change or cancel all or any part of these benefits at any time.

How to Use This Guide

•	Throughout this explanation of benefits look for this icon to make the most of these awesome benefits and services. Let us know if you need any help along the way!

•	FIRST REQUIRED ACTION
Please take the time to read this guide carefully as you are responsible for understanding and adhering to guidelines. We want to deliver on our promise of being a great place to work, and we’ll need your help.

International Relocation Counselor
Discovery (“the Company”) has relocation vendors to assist you in coordinating aspects of your relocation. Upon receiving relocation authorization from the Company, the selected vendor will assign a dedicated International Relocation Counselor (“counselor”) who will be your primary point of contact throughout your move. Your counselor will navigate you through the relocation process and answer any questions. The section below on Expense Reimbursement Benefit explains how to work with your counselor to make the most of this benefit.

Immigration and tax vendors may also be engaged to assist you in coordinating these aspects of your relocation, if necessary. If your move requires immigration or tax services, the Company will assist you.

International Permanent Relocation

Planning
The Company encourages you to become fully involved in your relocation and to work closely with the professionals hired to help you. The more actively you participate the more effectively the relocation vendors can assist you. Planning a move with a clear understanding of these benefits will also help to avoid unpleasant surprises. The most successful moves are those that are well planned.

International Permanent Relocation

Defining your Benefit
The Company provides a suite of CORE relocation and assignment benefits. Examples of core benefits are immigration, transportation to your destination, and tax services. Depending on the circumstances and business case, you may also receive some FLEXIBLE benefits. At the start of your assignment or transfer, you will receive a Letter of Understanding outlining the specific benefits you will receive.

Your Benefit Package
A Permanent (or Indefinite) International Relocation benefit package is available for new hires and for current employees.

If you are newly hired by the Company, the benefit package will help move you and your goods from your point of origin or home location to your new place of employment with the Company.

If you are a current employee, the Permanent Relocation benefits are available if you are a permanent or indefinite country re-assignment – in other words, you have accepted employment in a Company office or location other than your home country. The relocation benefit package will help move you and your goods from your point of origin or home location to your new place of employment with the Company.

For current employees permanently transferred under a country reassignment, note:

•	You will be treated as a local national in your hiring country for purposes of compensation, taxes and benefits

•	You will be placed on local payroll, pay local taxes, social taxes and be eligible for local benefits

•	You will no longer receive payroll, benefits or have taxes deducted from your previous location

•	You will have the responsibilities and privileges of local employees
The use of the term “permanent” or “indefinite” is not intended to guarantee or promise permanent employment with the Company.

Counting Years of Prior Service for Current Company Employees
If you are currently a Company employee with prior service, (not newly hired), prior service with the Company may be counted towards any benefits or programs based on years of service. Service credit applies to actively employed Company employees at the time of the transfer. Former employees applying for re-employment with the Company will be subject to Company policies on bridging of prior service and may not be eligible for service credit.

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ACTION REQUIRED: If you have unused accrued vacation time, or have questions on your Incentive Compensation Plan (ICP), bonus, commission or equity, please consult your HRM to determine how it will be delivered.

International Permanent Relocation

General Terms and Conditions
Eligibility
You are eligible for assistance described if:

a)	You are a current, full-time employee, or a new hire, and

b)	You are requested to relocate by the Company and are designated as eligible to receive these benefits

c)	You qualify for immigration support in the host country, if necessary
If you are receiving any relocation benefits through a third party such as your previous employer or via your spouse/partner, you are required to disclose this information to the Company. The Company, at its sole discretion, may offset or withdraw any or all benefits for your relocation.

Eligible Dependents
For certain assignments longer than 183 days you may be eligible to be reimbursed for qualifying expenses of any eligible dependent who accompanies you.
Eligible Dependents– For purposes of accompanying you on an assignment or relocation, eligible dependents include your:

•	current spouse (including a common-law spouse according to applicable law) or domestic partner

•	any child age 18 or under who is in your legal custody or the custody of your accompanying spouse or domestic partner and who depends upon you for financial support

•	any unmarried son or daughter up to age 25 who is a registered full-time student working toward a degree, who qualifies for immigration support

Confidentiality
Vendors may be based outside of your home country and/or the European Economic Area (“EEA”) and therefore personal data may be processed or transferred outside of your home country and/or the EEA for the purposes of administering your assignment.

In order for our vendors to administer the provisions of this guide, the Company provides certain employee information to vendors such as base salary, tax information or information regarding dependents, should they be authorized to accompany you. Our vendors and their employees are obligated to maintain the confidentiality of your personal information and use it only for the purposes set forth in this relocation guide.

Personal Data Protection

International Permanent Relocation

You should be aware that privacy laws in many countries may differ significantly from those in your home country. These variations may impose legal requirements and/or limitations on the access, processing, and transfer of personal data (yours and others) while you are relocating or on assignment. In agreeing to the relocation, you expressly consent to your personal data (and your family’s personal data) being processed or transferred outside of your home country and/or the EEA for the purposes of administering your assignment. Consult with your host HRM for more information if you have questions.

Interpretation & Changes in Benefits
This guide establishes the criteria for receiving payment or reimbursement for your relocation and/or assignment expenses. Expense limits and payment guidelines are established by Human Resources and administered by the Global Mobility team. This document provides most of the information you will need to know about your benefits. However, the Company reserves the right to end, suspend or amend these benefits at any time without notice. Further, the Company retains the ultimate discretionary authority to establish and interpret the provisions of this guide and determine eligibility for benefits.

Effective Date
This guide describes the provisions of Company Relocation Benefits effective as of June 1, 2017. It replaces all relocation benefits and materials issued prior to that date.

Assignment/Transfer Effective Date
If you are on temporary assignment, the effective start date and end date of your assignment are determined by your business unit. Your effective start date of a temporary assignment is typically the day you depart from your home country. The effective end date is the day you return to your home country.

If you are a permanent transfer, the effective start date is determined by your business unit. It is typically the hiring date in your hiring location.

The date at which point you begin receiving relocation benefits is agreed upon and managed with the relocation vendor.

Exceptions
You must complete a Company Exception Request form to request any deviations or exceptions from this explanation of benefits. Please see your counselor for details. The Company Global Mobility team has the sole discretion to approve any exception requests prior to any reimbursement. Neither your manager nor division head has the authority to grant any exceptions to these benefits.

Letter of Understanding
Terms of your temporary assignment or relocation will be documented in a Letter of Understanding.

•	ACTION REQUIRED: You must sign and return the Letter of Understanding before any relocation services can start and any payments can be processed.

International Permanent Relocation

N.B. If you are under an Employment Agreement, terms of relocation will be documented in your Agreement. If you are under an Employment Agreement, we must receive a copy of your Agreement before any relocation services can start and any payments can be processed.

Relocation Repayment Agreement
Relocating an employee requires a substantial commitment by the Company. Therefore, if you should elect to voluntarily terminate your employment with the Company during the 12-month period immediately following your effective start date in the new location, you will be required to repay the Company all third-party costs incurred by the Company.

•	ACTION REQUIRED: You must sign and return a Relocation Repayment Agreement before any relocation services can start and any payments can be processed.

If you are under an Employment Agreement and relocation repayment is addressed in your agreement, or if your assignment is less than 12 months in duration, the Repayment Agreement is not necessary.

Acknowledgement of Notice of Impact Statement
Current employees permanently relocating to a new country are localizing to the host location.

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ACTION REQUIRED: You must sign and return an Acknowledgment Notice of Impact Statement on Individual Pension/Retirement Plan and Taxation acknowledging that you are terminating from one entity and being hired into another entity.

Compensation & Benefits
Compensation, Benefits, Vacation, Social Security, Retirement, and Company Holidays
You are placed on the hiring country’s payroll system and your compensation, benefits, vacation, company holidays, social security, and retirement are based on the hiring country’s compensation structure (base salary and bonus target). The hiring country’s terms and conditions apply for company holidays as well as for your healthcare. If you have questions, please see your hiring Human Resources Manager (HRM) and Benefits team for an explanation of plans available. If you are a current employee, refer to the HR pages of the One Discovery Portal, specific to your hiring location to review what’s available in your hiring country.

Healthcare Coverage
The hiring country’s terms and conditions apply for your healthcare. If feasible and permitted, you may be authorized Medical, Dental, Vision, Medical Evacuation and Repatriation benefits through International Expatriate Benefits plan. Please see your HRM and Benefits team for details.

Business travel

International Permanent Relocation

The Company provides business travel medical insurance through GeoBlue when traveling for business outside your country of residence. Refer to the HR section of the One Discovery Portal for details on GeoBlue Business Traveler Insurance. The plan covers 100% of most professional medical services such as doctor visits, surgeries, in hospital stays, and dental emergencies.

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ACTION REQUIRED: Please enroll in the GeoBlue plan by visiting www.geo-blue.com. The certificate Number or Group code for registration is QHG9999DISCO. If you have any questions regarding this process, please call GeoBlue customer service at 1.888.412.6403.

REMINDER FOR CURRENT EMPLOYEES:

•	ACTION REQUIRED: Remember to cancel parking or other automatic payroll deductions specific to your home location for your assignment period.

Move days
You are allowed up to three (3) days off from work pre-or post-relocation to attend to packing and/or settling-in. This benefit is to be agreed upon with your HRM and hiring manager.

International Permanent Relocation

Core Relocation Benefits
The following benefits are core relocation benefits available depending on the circumstances and business case. Please see your relocation counselor for details on your specific benefits.

At the start of your assignment your Letter of Understanding outlines amounts and delivery of core benefits.

Expense Reimbursement Benefit
Your relocation counselor assists you with administering the reimbursement of reasonable, necessary and properly authorized expenses covered under these benefits. If you have questions about this process, please contact your counselor.

You are expected to manage expenses at a conservative level and to be familiar with which expenses are reimbursable and which are not. You will receive additional information on reimbursable expenses under these benefits. The Company, at its discretion, may choose not to reimburse, in full or in part, an expense that is deemed unreasonable or excessive. All expenses, unless otherwise specified, must be in accordance with the Company’s relocation/assignment benefits. Receipts are required for all reimbursable expenses. Credit card statements cannot be used in lieu of receipts.

Please contact your relocation counselor for assistance in setting up your account for reimbursements, if applicable. It is important to remember:

•	Relocation expenses are separate and distinct from business expenses

•	Business travel and entertainment expenses should be incurred and submitted in accordance with the Travel and Entertainment Policy

•	Relocation benefits are NOT business expenses and must not be treated the same way as business expenses

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If you incur a relocation-related expense on your COMPANY CORPORATE CREDIT CARD in error, you should reconcile it as a personal expense on the corporate card and then separately submit for reimbursement under the relocation expense process

•	You should keep records and original receipts of all expenses, as this will assist in the completion of home and host country tax returns at year-end

•	Cash payment may not be substituted or exchanged for any specific benefit unless explicitly indicated

•	Any unused benefits are not interchangeable for or may not be replaced by any other benefits or cash monetary value

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All requests for reimbursements must be submitted on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred. Please note: tax years may vary by country. Please seek further guidance from your tax advisor

•	No expenses will be reimbursed or paid after one (1) year from start date in the new location.

International Permanent Relocation

If you have questions about this process, please contact your relocation counselor.

Visa, Immigration, and Inoculations Benefits
Proper documentation to legally work in host location is essential.

The Company arranges and/or reimburses for:

•	Your visa application, including your work visa

•	Your authorized accompanying eligible dependents’ visas, as necessary (the Company does not arrange special work visas for dependents, other than what is available as an accompanying dependent)

•	Travel to and from the embassies/consulates for filing and obtaining immigration approval

•	If necessary, reasonable meals and hotel costs

•	Visa photos

•	Inoculations required for travel to the host location

You and your authorized accompanying eligible dependents must pass all medical examinations that the host or hiring country requires as a condition for providing required visas, work permits, or both.

•	ACTION REQUIRED: You must have the legal right to work or perform duties in your destination. Please work with the immigration counselor to ensure compliance.

Immigration services are available to keep you and the Company compliant. You must have your immigration in place before work or duties are performed in your destination.

•	ACTION REQUIRED: On your first day of work in your destination, you must present your immigration documentation to local HR.

International Permanent Relocation

Travel Benefits
Company Travel Services
This relocation guide governs in conjunction with Entity Level Control Policy Manual ELCPM 130 – 1 Corporate Travel and Entertainment Policy (Travel Policy).

•	ACTION REQUIRED: If you are a current employee, assignment travel arrangements must be booked through the Company’s Travel Services Department per Travel Policy.

•	ACTION REQUIRED: If you are newly hired by the Company and don’t have the Travel Policy, please coordinate travel and reimbursement with your relocation counselor.

Assignment Trip/Final Trip
The Company covers assignment trip expenses including:

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Assignment Trip: One-way airfare per Travel Policy in effect at the time. Class of travel in line with Travel Policy in effect at that time. Class of travel for dependents to be the same as yours (or per instructions from your manager)

o	Reasonable hotel and taxi for the final trip from the home location to the host location (per Travel Policy)

o
Actual meal expenses will be reimbursed after submission of receipts. The allowable daily amounts are based on Travel Policy, dependents under 18 are reimbursed up to 50% of the allowable daily amounts

•	Excess Baggage: Excess checked baggage fees for two additional bags beyond the number of bags permitted without charge by the airline (four additional bags if you are traveling with dependents)
If you need temporary housing or short stay accommodations, please refer to the Temporary Living section for meal allowances and payments.

International Permanent Relocation

Temporary Living Pre-Departure & Post-Arrival
Corporate Housing
You’ve packed up your house and are ready to move, but you haven’t found a place in your host location? Not a problem! Corporate housing is provided through Company-approved properties. Housing is paid for on your behalf. Corporate housing offers:

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Fully furnished apartments including linens, utilities, internet access, crib costs, telephone service with the exception of long-distance personal phone calls, television, and depending on the location, one parking space. The size of the apartment will be in line with your family size, not to exceed 3 bedrooms

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If corporate housing is not available or doesn’t have a kitchen or laundry facilities, the Company will reimburse reasonable meal and laundry expenses based on the Travel Policy. Children under 18 are reimbursed up to 50% of the allowable daily amounts

•	The Company provides up to sixty (60) days of temporary living accommodations in any combination of the home and host country depending on your needs

•	Personal long-distance telephone charges, meals, laundry and other incidentals are at your expense.

Short-Stay Accommodations
If corporate housing is not available, you may be authorized up to two (2) weeks in the home and/or host country in a Company preferred hotel.

•	The daily hotel rate cannot exceed the Travel Policy maximum hotel rate

•	If you stay in a hotel, the Company will reimburse reasonable meal and laundry expenses based on Travel Policy. Children under 18 are reimbursed up to 50% of the allowable daily amounts

Furniture Rental Option
If you signed a long-term lease and would prefer to move directly into the long-term lease accommodation, the Company will provide a furniture rental package in lieu of temporary corporate housing accommodations. The benefit is for the same duration as your temporary accommodations benefit.
The Company will not pay cash settlement in lieu of furniture rental or temporary living accommodations.
Interim Transportation Pre-Departure & Post-Arrival
Interim transportation to and from work for up to 30 days in any combination of your home or host/hiring country may be authorized.

At the start of your assignment your Letter of Understanding outlines the interim transportation you will receive and/or an estimate of the allowances, if applicable.

International Permanent Relocation

Moving Household Goods
Air Shipment of Personal Goods
For assignments greater than six months, Company may pay or reimburse for an air shipment up to 300 pounds per adult (100 pounds per child) to transport personal belongings.

Shipping Household Goods
Company may provide a shipment of Household Goods (HHG) as follows:

•	Single Employee and Employee plus one (1) dependent: one (1) 20-foot container (or equivalent in cubic feet/meters)

•	Employee plus two (2) or more dependents: one (1) 40-foot container (or equivalent in cubic feet/meters)
Moving expense only apply for moving HHG once from home country residence or location to host/hiring country residence or location. Delivery of HHG must be arranged for business days to avoid additional charges. Should circumstances require a weekend delivery schedule, please contact your counselor.

The following goods and services are not covered. The Miscellaneous Expense Allowance (MEA) benefit explained below is provided to cover these types of expenses.

•	Appliances

•	Picking up or dropping off furnishings of secondary homes or items in storage

•	Shipment of hazardous materials such as explosives, chemicals, flammable materials, firearms, garden chemicals

•	Shipment of hot tubs/spas, sheds, aboveground pools

•	Valuables such as jewelry, currency, dissertations or publishable papers, and other collectibles or items of extraordinary value

•	Removal, disassembling or installation of carpeting, drapery rods, storage sheds or other permanent fixtures

•	Shipment of boats, recreational vehicles and unusually heavy or cumbersome hobby materials

•	Pickups or deliveries at any location other than your primary residence

•	Special packing or transportation of frozen foods, plants, wine collections or other perishables

•	Moving or shipping items such as trees, shrubs, construction materials, firewood, livestock and other non-domestic and domestic animals

•	Tips or other gratuities to the moving company’s employees

•	Any services performed by you, your dependents or relatives

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Special charges associated with assembly or disassembly of personal furnishings (exclusive of beds), antiques, specialty items, satellite dish/antennae, swing sets, patio furniture, or other outdoor fixtures

•	Unpacking assistance (organizing, maid, hanging, fixing to walls, etc.); assembly of items that had to be disassembled before shipping will be covered (exclusive of beds, which is covered)

•	Cost to board, ship, and quarantine pets (your counselor can provide recommendations for pet transportation services)

International Permanent Relocation

Furniture Allowance in Lieu of Shipment of Household Goods Option
The furniture allowance is meant for the purchase of furniture and household goods; however, the use of the allowance is at the employee’s discretion. Receipts will not be necessary for reimbursement, but as with all expenses relating to relocation, it is recommended that receipts be kept and tracked for year-end purposes. Please see your relocation counselor or tax advisor for additional information regarding keeping receipts associated with relocation.

If you would like to opt for a furniture allowance in lieu of shipment of household goods, the option is available under the following guidelines.

•	Allowance must:

o	be based on the home/host locations

◦	not exceed the cost of the surface shipment

◦	be delivered at the start of the assignment via payroll

•	Allowance is not grossed up and applicable taxes will be withheld at the time of payment

Surface Shipment in lieu of Air Shipment Option
The air shipment may be combined with a surface shipment if the cost of the combined surface shipment does not exceed the cost of the air plus surface shipments.

If the cost of a combined shipment exceeds the cost of the individual shipments, the employee needs to pay the difference out-of-pocket.

In-transit Storage
Storage of goods is provided as needed for the duration of your temporary housing stay only. You may use any combination of the storage benefit between the home and host country.

You should be aware that not all household goods can be transported internationally due to limitations in the host country, and may require long-term storage at your expense (for which you received the MEA). Your relocation counselor can provide you with specific limitations pertinent to your relocation.

Destination Services Benefits

Home-Finding & Settling-In Services Program
Depending on location and your family size, the Company may sponsor a program in the host/hiring country using a preferred vendor to assist you with finding a longer-leased property, and settling-in services. Please see your relocation counselor to assist you with coordination of the following benefits, if applicable.
Examples of home-finding services include:

•	Visiting properties

•	Vetting leases

•	Making security deposits

•	Setting up monthly rental payments

International Permanent Relocation

Settling-in services may include assistance for the employee and spouse/partner with anything that is necessary to carry out business and home-related tasks in the host/hiring country, such as:

•	Emergency procedures (police, emergency room, walk-in ambulatory care procedures)

•	Local government registration, if applicable

•	Banking and school registration assistance

•	Driver license/auto registration, plus explanation of auto insurance

•	Shopping fundamentals (grocery, appliance, furniture stores)

•	Medical facility(s) options (doctor visits, medical insurance process)

•	Community referrals (doctors, dentists, insurance agents, etc.)

•	Network into international community (clubs, organizations)

•	Recreation/leisure options & places of worship

•	Rental Furniture assistance, if needed

Mail Forwarding Service

•	You may be eligible for a mail forwarding service for the first three (3) months of transfer. Please consult with your relocation counselor for details and coordination of this service.

Miscellaneous Expense Allowance (MEA)
A Miscellaneous Expense Allowance (MEA) is provided for expenses and incidentals not covered by the relocation benefits provided by the Company.
The following expenses and services, if required, are not eligible for reimbursement and are expected to be paid by the employee from the Miscellaneous Expense Allowance (MEA):

•	Boarding or shipment of pets

•	Appliances including TVs or electrical items that cannot transfer to a foreign country

•	Replacement appliances, if applicable

•	Extra pickup/drop off of household goods

•	Excess shipping or special packing costs, duty tax

•	Long-term storage

•	Replacement automobile(s)

•	Driver’s licenses

•	Telephone costs

•	Extended temporary housing above relocation benefit limits

•	Additional tax consultation services above and outside relocation benefit limits
The MEA is subject to applicable withholdings, is not tax protected, is not eligible for tax gross-up and is paid net of any wage or income taxes. This payment is delivered via payroll at the start of the assignment or relocation.
The MEA is based on the duration of the assignment or type of transfer.
The MEA is based on one-month’s salary, not to exceed USD $25,000 (or home-country currency equivalent at current exchange rates).

International Permanent Relocation

Tax Benefits

Tax Counseling/Tax Return Preparation
The Company provides tax consultation with a designated accounting firm for assignments and transfers with multi-jurisdictional tax obligations as a result of their assignment or transfer.
For assignments, this benefit is provided for each year in which you receive assignment-related compensation and benefits.
For Permanent transferees, this benefit is for the year of transfer and following year (if required). The allowance for the tax consultation and tax filing fees related to your relocation depends on the home and host/hiring country. If you prefer to use your own tax provider, you will be eligible for reimbursement through the relocation provider for tax service fees, up to the allowance cap, upon submitting receipt for payment.
A tax “menu” will be provided to you outlining the specific benefits authorized.

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It is your responsibility to work with the designated accounting firm so that you are aware of all applicable tax implications as a result of your relocation. You are responsible for submitting any required tax filings and any associated payments.

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The tax consultation benefit is only provided for tax services related to you and your relocation between the home country and the host country. Tax advice is for the employee only and spouses are not covered under this benefit

•	The designated accounting firm will be paid on your behalf up to the maximum benefit authorized depending on your home and host locations

•	Any tax advisor services that are in excess of the allowance will be your responsibility

•	This benefit will be provided for each year in which you receive assignment-related compensation. It is not an on-going benefit for permanent transfers

•	ACTION REQUIRED: If you require tax services, you must sign and return the tax menu in order for services to commence.
Tax Gross-up Benefit
If you are taxed on relocation benefits in the home or hiring country, the Company may offset the additional tax burden on those items deemed imputed income in accordance with governing tax laws. The Company will provide this benefit to you in the year immediately following the assignment year and once tax returns have been filed and completed. This benefit payment is grossed up for taxes.

•	ACTION REQUIRED: If you require tax gross-ups, you must sign and return the tax menu in order for gross-up services to commence.

IRS Code Section 409A Compliance

International Permanent Relocation

Although the Company does not guarantee any particular tax treatment relating to the benefits provided under these Relocation Benefits, it is intended that such payments and benefits be exempt from, or comply with, U.S. Tax Code Section 409A. All taxable expenses or other reimbursements under these benefits shall be payable in accordance with the Company's policies in effect from time to time, but in any event, shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by or on behalf of, and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year. The right to such expenses and reimbursements shall not be subject to liquidation or exchange for another benefit, payment, or reimbursement.

International Permanent Relocation

Flexible Benefits
The following benefits are flexible options and available depending on the circumstances and business case. Please see your relocation counselor for details on your specific benefits.

At the start of your assignment your Letter of Understanding outlines amounts and delivery of flexible benefits, if applicable.

Pre-Acceptance Trip
Prior to accepting an offer of employment, the Company may provide you and your spouse/partner (no children, dependents, or other relatives) one trip, not to exceed 7 days including travel time, to the potential hiring location to tour the area, view housing options, and meet with local school officials (if necessary).

Home-Finding Trip
Prior to relocating, the Company may provide you and your authorized dependents one trip, not to exceed 7 days including travel time, prior to moving to secure a residence. Expenses for extended dependents or other third parties (in-laws, parents, siblings, uncles or aunts, nanny, etc.) are not eligible for reimbursement and you may not substitute an extended family member or other third party in lieu of children, spouse or partner. Any expenses associated with extended, non-authorized dependents will not be reimbursed.
The Company may reimburse Pre-Acceptance and/or Home-Finding trip expenses including:

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Airfare per Travel Policy in effect at the time. Class of travel for your spouse/partner is based on the class of travel for which you are eligible and in line with Travel Policy in effect at that time

•	Hotel room rates per Travel Policy will be reimbursed to eligible trip participants

•	Taxi/rental car will be reimbursed to eligible trip participants

•	Actual meal expenses will be reimbursed after submission of receipts per Travel Policy

•	For Home-Finding travel: Actual meal expenses will be reimbursed after submission of receipts per Travel Policy; children under 18 are reimbursed up to 50% of the allowable daily amounts

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Childcare costs may be reimbursable during the Pre-Acceptance and the Home-Finding trip if you have children remaining at home. This is payable only in the event that qualified providers are used and is not payable to dependents.

The Company may provide an Accompanied Program using a preferred Destination Service provider to assist in locating suitable housing or school orientation during either trip.
You will work with the relocation or school specialist in advance to arrange school visits.
If a Pre-Acceptance or Home-Finding Trip is not taken, you will be provided with Destination, Home-Finding, and/or School Search Services upon arrival at your destination.
Approval of Pre-Acceptance or Home-Finding trips is determined solely at the discretion of the Company based on needs and circumstances.

International Permanent Relocation

If a Pre-Acceptance trip has been taken, the Home-Finding Trip may be modified or waived by the Company.
Lease Breakage
If you are a renter, it is your responsibility to provide the landlord with the proper and required notification to terminate the lease per the lease agreement. Lease breakage costs may be reimbursed only if you are not able to provide the required advance notification. If a lease termination penalty is incurred, you may be reimbursed up to a maximum of three (3) months of reasonable and actual rent. A copy of the original lease and proof of payment is required for reimbursement.

Loss on Sale of Vehicle
Loss on the sale of vehicle(s) owned by you is provided for up to two (2) vehicles and capped at USD $2,500/one (1) car and USD $5,000/ two (2) cars (or home-country currency equivalent at current exchange rates). You may be reimbursed for the difference between the documented appraised value and the actual sale amount not to exceed the maximum amounts noted.
Generally, automobiles are not transported to the hiring country. However, the shipment of an employee’s car may be provided if you are permanently relocating within country or intra-regionally.

Cultural Training
The Company may coordinate or reimburse for the cost of a two-day cultural training program. Training may be provided in the home location prior to departure or at the host/hiring location upon arrival. Training is designed for adults and services are based on a needs assessment. Please see your counselor for eligibility and details.

Language Training
The Company may coordinate or reimburse the cost of language training. Training may be provided in the home location prior to departure or at the host/hiring location upon arrival. Training is designed for adults and services are based on a needs assessment. Please see your counselor for eligibility and details.

Spouse or Partner Career Counseling
The Company may coordinate or reimburse for the cost of counseling or outplacement services for working spouses/partners during the initial year of the transfer using preferred vendors. Spouse/partner transition assistance will help the accompanying spouse/partner acclimate to the host/hiring country/area. Services are based on a needs assessment, the host/hiring country visa requirements, and the spouse/partner’s objectives. Support can be provided for job search, pursuing education, training, volunteer opportunities or other career development pursuits. Please see your counselor for eligibility and details.

School Search for Accompanying Dependents
Assistance in finding the proper school for your accompanying eligible dependent children may be authorized. Services are based on a needs assessment. Please see your counselor for eligibility and details.

International Permanent Relocation

Resignation & Termination
If you are under an Employment Agreement, please refer to your agreement for terms of Resignation and Termination.

Voluntary Resignation Personal Hardship
If you resign from the Company due to a personal hardship, the Company may repatriate you and eligible dependents to your home country. Any Company-sponsored visas will be revoked.
Personal hardships may include, but are not limited to, divorce, a death in the family, a serious illness or a condition that requires treatment in the home country or a situation that renders you unable to continue employment. You must notify the Company of your request to repatriate and provide sufficient information for the Company to determine whether a personal hardship exists. If approved, you will have up to six (6) months from your termination date to use these benefits, subject to any visa requirements.
Repatriation under personal hardship will be evaluated on a case by case basis and may include tax services, if necessary, until the Company deems all required tax compliance, equalization or reconciliations are satisfied.
Under these circumstances, the Repayment Agreement may be waived.

Voluntary Resignation
If you voluntarily resign, you will forfeit remaining or on-going benefits. Any Company-sponsored visas will be revoked. Voluntary resignation also may violate the Repayment Agreement and subject you to reimburse the Company for some of the costs incurred by the Company in your assignment (MEA, relocation expenses, and travel expenses). Refer to your Repayment Agreement.

Involuntary Termination Not for Cause
If you are terminated within the first 12 months of transfer due to a job redundancy, reduction in force, job elimination, or for any other reason except “For Cause,” any Company-sponsored visas will be revoked; and, relocation benefits may include:

•	Lease breakage up to three months

•	Transportation of you and eligible family members and shipment of your goods to your point of origin or “home” location

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Miscellaneous Expense Allowance (in the case of relocation only) up to two-weeks salary not to exceed USD $10,000 (or home-country currency equivalent at current exchange rates). The MEA is subject to applicable withholdings, not tax protected, not eligible for tax gross-up and is paid net of any wage or income taxes. This payment is delivered via payroll upon termination and relocation. If you are being relocated to another location by the Company, and the relocation package includes an MEA, you may receive either the termination MEA or the relocation MEA, not both.

•	Tax services for year of transfer for Company-related compensation or until Company deems all required tax compliance is satisfied

International Permanent Relocation

Any severance benefits will be in accordance with the Company policy that is in effect at that time.

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ACTION REQUIRED: You have four (4) weeks to notify the Company of your intent to use repatriation benefits and you will have up to three (3) months from your termination date to use this benefit, subject to visa requirements.

Termination for Cause
If you are terminated for Cause during your assignment, as defined by Company policy, you are not eligible for repatriation benefits except as may be required by law. Any Company-sponsored visas will be revoked. Tax preparation services may continue to be required until the Company’s tax provider deems all required tax compliance and/or tax equalization obligations are satisfied. This may require you to remit payment for costs incurred for your relocation. “For Cause” shall mean the commission of any of the following acts in Company’s sole determination:

•	the conviction of, or nolo contendere or guilty plea to, a felony (whether any right to appeal has been or may be exercised)

•	conduct constituting embezzlement, material misappropriation or fraud, whether or not related to employee’s employment with the Company

•	conduct constituting a financial crime, material act of dishonesty, or conduct in violation of Company’s Code of Business Conduct and Ethics

•	improper conduct substantially prejudicial to the Company’s business or reputation

•	willful unauthorized disclosure or use of Company confidential information

•	material improper destruction of Company property

•	willful misconduct in connection with the performance of your duties

•	conduct inconsistent with the general policies and practices of the Company

International Permanent Relocation

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Definitions
Accompanied – The employee is accompanied if the business has authorized an eligible dependent to travel with the employee at the Company’s expense to the host location.
Base Salary – The regular compensation, determined by the business, that the employee receives as part of the regular salary payment to do the job required within the hours agreed excluding shift, overtime, bonuses, allowances, premiums, and benefits.
Counselor – Relocation counselor designated to assist the employee with relocation benefits.
Designated Accounting Firm (DAF) – The firm the Company selects to provide the employee with tax services while on assignment.
Designated Cost-of-Living Data Firm (DCF) – The firm the Company selects to provide cost-of-living data, including goods and services, transportation, and housing allowances.
Designated Relocation Firm (DRF) – The firm the Company selects to provide the employee with relocation and destination services.
Eligible Dependents – for purposes of accompanying the employee on an assignment or relocation, eligible dependents include the:

•	current spouse (including a common-law spouse according to host country law) or domestic partner;

•	any child age 18 or under who is in the legal custody or the custody of the accompanying spouse or domestic partner and who depends upon the employee for financial support;

•	any unmarried son or daughter through age 25 who is a registered full-time student working toward a degree.
Emergency Medical Services Firm – The firm the Company selects to provide the employee and the authorized accompanying Eligible Dependents with medical assistance, including referrals, hospital admittance assistance, and evacuation when medically necessary. The employee qualifies for such services when the employee is on assignment or international business travel.
Global Mobility – The corporate organization that administers international assignments and relocations.
Global Mobility International Assignment Request on HR Desktop – The system the business uses to initiate the international assignment and to establish the compensation and relocation package for such assignment.
Gross-up A mathematical calculation to determine the gross salary from the net salary (before income tax and social contributions).
Home Location, Host Location, and Hiring Location – The home location is the point of origin from which we hire the employee and from which the employee transfers. The host location is any location in any other country where the employee works on a temporary assignment. The hiring location is the country where the permanent transferee or a new hire is being relocated at the start of employment.
Household goods – Household items, including furniture and personal effects that are sent by sea, air, and/or ground to and from the host location.
Housing benefit/allowance/differential – Financial assistance related to the provision of accommodations in the host country for the assignee and accompanying family. This allowance may or may not be expressed as the total cost of foreign housing, or alternatively as the foreign housing cost net of a home country housing norm.
Housing offset/norm/notional expense/contribution – An approximation of typical home country housing costs that would normally be borne by employees of the same base salary and family size in the home location.

International Permanent Relocation

Hypothetical/tax norm – Under the process of tax equalization, the assignee’s share of his or her worldwide tax burden. This is normally determined by estimating the amount of taxes that the employee would have paid had he remained in the home country.
Immediate Family – For purposes of emergency leave, the immediate family includes:

•	parents, including step parents or an individual who stood in place of a parent to the employee when the employee was a child;

•	current spouse (including a common-law spouse according to host country law) or domestic partner;

•	children, step children, and their current spouses;

•	siblings, step siblings, half siblings, and their current spouses;

•	grandparents, step grandparents, grandchildren, and step grandchildren;

•	current spouse’s or domestic partner’s parents (as defined above), grandparents, step grandparents, children, step children, grandchildren, and step grandchildren;

•	current spouse’s or domestic partner’s siblings, step siblings, half siblings and their current spouses.
Incidental Expenses – Laundry; dry cleaning; and fees and tips given to porters, baggage carriers, bellhops, and hotel maids.
Letter of Understanding – An agreement letter signed by the employee acknowledging the terms and conditions of the relocation. The letter is prepared by Global Mobility and outlines the authorized benefits, allowances, and terms and conditions of the assignment.
Localization/localizing – The transitioning of an assignee to an employment status/ package in the host country equivalent to that of host country nationals. The length of transition may vary.
Partner – Meets a) the requirements of a domestic partner in the home location for purposes of establishing benefit-related entitlements under the Company’s compensation and benefit guidelines, and b) the legal requirements of a domestic partner in the host location for purposes of immigration as an accompanying partner.
Per Diem – A cash payment to an employee to cover certain temporary living expenses, usually meals, hotel, and incidental expenses, expressed as a daily rate.
Point of Origin – The city and home country of primary residence in which the employee resides when selected for the assignment, or the city and country determined by the business if the employee is selected for the assignment while outside of the home country.
Reasonable – While a precise definition of "reasonable" is not possible, by applying sound business judgment to various indicators–such as economy, business objectives, facts and circumstances, necessity, and availability of alternatives–an opinion can be formed as to the action or cost a prudent person could have reasonably been expected to take or incur under similar circumstances.
Relocation Repayment Agreement – An agreement letter between Company and the employee whereby the employee acknowledges and agrees to the circumstances under which the employee is responsible for repayment of the relocation.
Tax equalization/equalize – A compensation methodology for calculating the assignee’s share of his or her worldwide tax burden by attempting to ensure that the employee is financially “no better or worse off” than he or she would have been had the assignment not taken place.
Unaccompanied – The employee is unaccompanied if the employee does not have eligible dependents or if an eligible dependent authorized to travel with the employee at the Company’s expense to the host location does not accompany the employee.

International Permanent Relocation

International Permanent Relocation